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                                                                     EXHIBIT 5.2


                  [Brown, Drew, Massey & Sullivan Letterhead]


                               February 13, 1998



Dailey International Inc.
2507 North Frazier
Conroe, Texas  77305

Gentlemen:

                 We have acted as special Wyoming counsel for Air Drilling Services, Inc., a Wyoming corporation (the "Company"), in connection with the proposed issuance by Dailey International Inc., a Delaware corporation ("Dailey"), of up to $275,000,000 principal amount of Dailey's 9 1/2% Senior Notes due 2008, Series B (the "Series B Notes") and the Company's guarantee (the "Guaranty") of Dailey's obligations thereunder, in exchange for an equivalent amount of Dailey's outstanding 9 1/2% Senior Notes due 2008, Series A (the "Series A Notes"), originally issued and sold by Dailey to Jefferies & Company (the "Initial Purchaser") pursuant to the provisions of a Purchase Agreement dated as of February 6, 1998 (the "Purchase Agreement"), among Dailey, the Company, the other Subsidiary Guarantors (defined below) and the Initial Purchaser. The terms of the offer to exchange the Series B Notes for the Series A Notes are described in the Registration Statement on Form S-4 (Registration Number 333-____) filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933. The Series A Notes have been, and the Series B Notes and the Guaranty will be, issued pursuant to an Indenture dated as of February 13, 1998 (the "Indenture"), among Dailey, the Company, the other Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as trustee.

                 Dailey Energy Services, Inc., a Delaware corporation; Dailey International Sales Corporation, a Delaware corporation; Columbia Petroleum Services Corp., a Delaware corporation; International Petroleum Services, Inc., a Delaware corporation; Dailey Environmental Remediation Technologies, Inc., a Texas corporation; Dailey Worldwide Services Corp., a Texas corporation; Air Drilling International, Inc., a Delaware corporation; and the Company are collectively referred to as the "Subsidiary Guarantors"; and the Guaranty, together with the guarantees of the other Subsidiary Guarantors with respect to the Notes, shall be collectively referred to as the "Guarantees"). Each capitalized term not otherwise defined in this opinion shall have the meaning assigned to it in the Indenture.
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                 In connection with the foregoing, we have examined the
Certificate of Incorporation and Bylaws of the company, each amended to date, and originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of officers of the company, certificates, statements and telefacsimiles of public officials, corporate officers and other representatives of the persons referred to therein, and such other instruments and documents as we have deemed appropriate or necessary as the basis for the opinions hereinafter expressed. As to questions of fact material to this opinion, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and telefacsimiles of governmental officials.

                 We have also examined conformed, execution copies supplied to us by Dailey's counsel, Fulbright & Jaworski L.L.P., of each of the following documents (including all exhibits and attachments to such documents):

                 1.       The Purchase Agreement;

                 2.       The Indenture; and

                 3.       The Registration Statement.

                 For purposes of this opinion, we have, with your permission, assumed the following:

                 1. The genuineness of all signatures, the capacity of each signing party, and the authenticity of all documents, records and instruments submitted to us as certified, conformed or photostatic copies.

                 2. With the exception of the Company, the execution and delivery of the Indenture has been duly authorized by each party thereto.

                 3. With the exception of the Company, each of Dailey and the Subsidiary Guarantors has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is incorporated and has full corporate power and authority to enter into, as applicable, each of the Indenture and the Guarantees to which it is a party.

                 In rendering our opinion, we have relied, without investigation, upon the factual matters contained in the representations contained in the Indenture and the Registration Statement to the extent that such presentations relate only to factual matters and not to matters involving issues of law or mixed issues of law and fact.
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                 Based upon the foregoing, subject to the qualifications
hereinafter set forth, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

                 (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Wyoming; and

                 (ii) The Guaranty has been duly and validly authorized for issuance by the Company, and the Company has full corporate power and authority to issue and deliver the Guaranty.

                 The opinions expressed herein relate solely to, are based solely upon, and are limited exclusively to the laws of the State of Wyoming, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                 The opinions expressed herein are as of the date hereof, and we make no undertaking to supplement such opinions as facts come to our attention or changes in the law occur that could affect such opinions.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/  Donn J. McCall

                                                 Brown, Drew, Massey &
                                                 Sullivan